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                                                                    Exhibit 10.9


Certain portions of this Exhibit have been omitted pursuant to a request for "Confidential Treatment" under Rule 24b-2 of the Securities and Exchange Commission. Such portions have been redacted and bracketed in the request and appear as [ ] in the text of this Exhibit. The omitted confidential information has been filed with the Securities and Exchange Commission.


                      SINO FOREIGN JOINT VENTURE AGREEMENT

February 2000

FOREIGN JOINT VENTURE AGREEMENT

ARTICLE 1: GENERAL PRINCIPLES

This agreement is made between the Shandong Huang Tai Industrial Group of China with the American Pacific Aviation Technology Company (AMPAC) of the United States, according to the "People's Republic of China Sino-Foreign Joint Venture Laws" and other related Chinese laws, and based on the principle of mutual benefits and through friendly negotiations to establish in Shanghai, China, a joint venture.

ARTICLE 2: PARTIES

Provision 1: Parties of this Agreement are:

The Shandong Huang Tai Industrial Group of China (hereinafter as Party A), registered at Jinan, Shandong, China.
Address: 172 Industry Road North, Jinan, Shandong, China
Legal Representative: Lu Shou Shan
Title: General Manager
Nationality: The People's Republic of China

American Pacific Aviation Technology Company (hereinafter as Party B), registered at California, the United States of America.
Address: 1 Sansome Street, 19th Floor, San Francisco, CA 94104, USA Legal Representative: Eric Gravell
Title: Chairman
Nationality: US

ARTICLE 3: FORMATION OF THE JOINT VENTURE

Provision 2: According to the "People's Republic of China Sino-foreign Joint Venture Laws" and other





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related Chinese laws, both parties agree to establish in China the China
Card.Com, Limited (hereinafter as joint venture).

Provision 3: The name of the joint venture shall be: China Card.Com, Limited. Name in English: China Card.Com, Limited
Address: 230, Xin Jin Qiao Road, T17-5-1, Jin Qiao Export Processing Industrial Region, Shanghai

Provision 4: All activities conducted by the joint venture shall observe the laws, rules and regulations of the People's Republic of China.

Provision 5: The joint venture shall be registered as a company of limited liability. Both parties shall assume the debts of the joint venture based on the ratio of investment contribution. Both parties shall distribute profits and assume risk and loss based on the ratio of investment contribution.

ARTICLE 4: SCOPE OF PRODUCTION

Provision 6: The goal of the joint venture is, based on the enhancement of economic cooperation and technology exchange, to adopt state-of-art technology and scientific management to promote the quality of product, to develop new products that are competitive in quality and price in the world market, thus to generate economic gains to create profits for the investors.

Provision 7: Scope of Operation:
Production of contactless smartcards, double interface cards, counterfeit protection cards and related products, reading and writing devices and system integration, marketing of self-produced products, after-sale services, and research and development of related new products.

Provision 8: Production Scope:

1. The joint venture shall be able to produce 1500 cards/hour after production. Annual production shall be 8000 hours, which shall produce 12,000,000 cards.

2. With the growth the production, double interface cards, counterfeit protection cards, three-in-one card and reader/writer shall also be produced.

ARTICLE 5: THE INVESTMENT TOTAL AND REGISTERED CAPITAL

Provision 9: The total investment of the joint venture shall be RMB$[         ].

Provision 10: Each party shall contribute an investment amount of
RMB$[        ], which is 50% of





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the total investment, for the registered capital of the joint venture. Each shall contribute 50% of its investment.

Provision 11: The parties shall contribute their investment in the following
formats: Party A: Shall contribute RMB$[         ], in form of cash.
Party B: Shall contribute RMB$[        ], in form of equipment (if conversion to
US currency is needed, shall be based on the foreign exchange rate announced by the Foreign Exchange Administration of the People's Republic of China of the date when conversion is made).

Provision 12: The registered capital shall be contributed by both parties based on their ratio of contribution, by two installments, at 50% of the contributed amount per installment, that is, with Parties A and B each making a contribution
of RMB$[       ] per installment (Party B shall make its contribution in form of equipment).

Provision 13: In the event any party assigns all or portions of its investment to a third party, it shall obtain the agreement of the other party and shall be submitted for approval by reviewing agency. In the event any party intends to assign all or portions of its investment, the other party shall have the priority to buy.

ARTICLE 6: RESPONSIBILITIES OF PARTIES

Provision 14: Parties A and B shall each fulfill the following responsibilities:
Party A Shall obtain approval by appropriate departments in China, registration, and license for operation.

ARTICLE 7: MARKETING OF PRODUCTS

Provision 15: Products produced by the joint venture shall be marketed both at home and abroad, 75% of which shall be sold abroad, and 25% shall be sold at home.

The joint venture shall authorize Party B to market the products of the joint venture outside China.

Provision 16: Marketing of the products of the joint venture in China can be arranged with appropriate material departments or business departments in China or can be done directly by the joint venture.

Provision 17: For the purpose of marketing the products at home and abroad, and for the provision of after sales service, the joint venture, with the approval by appropriate Chinese department, shall establish service divisions both inside and outside China.





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Provision 18: The trademark used for the products of the joint venture shall be ______.

ARTICLE 8: BOARD OF DIRECTORS

Provision 19: The date the joint venture is registered shall be the date the Board of Directors of the joint venture established.

Provision 20: The Board of Directors shall be composed of five members, with Party A appointing three members and Party B appointing two members. The chairman of the Board shall be appointed by Party A. The term of the Board member and the chairman of the Board shall be four years and can be reappointed to serve.

Provision 21: The Board of Directors shall be the ultimate authority of the joint venture to decide all important matters of the joint venture. Unanimous approval is required to decide on the following issues:

1.    Amendment of the Bylaws of the joint venture;

2.    Discontinuation or liquidation of the joint venture;

3.    Increase or transfer of the registered capital of the joint venture;

4.    Merge with other economic organizations;

5.    The hiring of the General Manager.

Approval of other important matters shall require 2/3 of the votes from the Board.

Provision 22: The chairman of the Board is the legal representative of the joint venture. In the event the chairman cannot perform his/her duties, s/he can authorize other board member to act on his/her behalf.

Provision 23: The Board of Directors shall meet at least once a year, to be called by the chairman of the board. At the proposal of one third of the Board, the chairman of the Board can call on an ad hoc meeting. Minutes of meeting must be recorded and kept in file.

ARTICLE 9: THE ADMINISTRATION OF THE OPERATION

Provision 24: The administration of the joint venture shall oversee the daily operation of the joint venture. The post of General Manager shall be created. The General Manager shall be hired by the Board of Directors, for a term of four years.





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Provision 25: The General Manager shall execute all decisions of the Board of
Directors and shall manage the daily operation of the joint venture. Within the scope of authorization, the General Manager shall represent the joint venture and shall have the authority to hire and terminate staff and to exercise other authorities granted by the Board of Directors.

Departmental managers can be created to lead different divisions of the operation, to implement the directives of the General Manager and shall be accountable to the General Manager.

Provision 26: In the event that the General Manager is found engaging in malpractice for selfish ends, or not doing the job properly, the Board can, by adopting a resolution, terminate the employment of the General Manager at any time.

ARTICLE 10: PURHCASE OF EQUIPMENT

Provision 27: Raw materials, accessories, transportation tools and office supplies shall be purchased in China if conditions are the same.

ARTICLE 11: LABOR MANAGEMENT

Provision 28: Labor related issues such as recruitment, hiring, termination, compensation, insurance, social benefits, merit award and discipline shall be handled according to the "Rules and Regulations of Sino-Foreign Joint Venture Labor Management of the People's Republic of China" and policy shall be set up by the Board of Directors to draft a labor contract.

When the labor contract is drafted, it shall be filed with the local labor management department.

Provision 29: Compensation, insurance, benefits, business expense for General Manager shall be determined by the Board of Directors.

ARTICLE 12: TAX, FINANCIAL MATTERS, AND AUDITING

Provision 30: The joint venture shall pay all the taxes required by the Chinese laws and rules and regulations.

Provision 31: Employees of the joint venture shall pay individual income tax based on the "People's Republic of China Individual Income Tax Laws".





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Provision 32: The joint venture shall, based on the "People's Republic of China
Sino-Foreign Joint Venture Laws", set aside certain amount each year for General Reserve, Enterprise Development Fund and Employee Benefit and Merit Fund. The amount of which shall be determined by the Board of Directors based on the operation conditions.

Provision 33: The fiscal year of the joint venture shall begin on January 1 of each year, through December 31. All vouchers, bills, statements, bookkeeping records shall be written in Chinese.

Provision 34: Auditing of the finance of the joint venture shall be performed by registered accountant in China. The result shall be reported to the Board of Directors and General Manager.

In the event Party B believes it is necessary to hire auditor from other country to perform auditing, the joint venture shall agree to such request. All expense shall be paid by Party B.

Provision 35: Within the first three months of each fiscal year, the General Manager shall organize to prepare the General Ledger, Statement of Profit and Loss and Profit Distribution Plan of the fiscal year to be submitted for approval by the Board of Directors.

ARTICLE 13: TERM OF THE JOINT VENTURE

Provision 36: The term of the joint venture shall be 12 years. The founding date of the joint venture shall be the date when the business license is issued.

At the suggestion of either party, and with the approval of the Board of Directors, the term of the joint venture can be extended by submitting extension to the Ministry of Foreign Economic Relations and Trade (or its authorized reviewing agency), six months before the term expires.

ARTICLE 14: DISPOSITION OF PROPERTY WHEN JOINT VENTURE TERM EXPIRES

Provision 37: When the joint venture term expires or when the joint venture liquidated before the term expires, clearance must be performed to determine the distribution of property between parties based on the ratio of investment contribution.

ARTICLE 15: INSURANCE

Provision 38: All required insurances should be purchased with the China People's Insurance Company. The type, value, and term of the insurance shall be based on rules and regulations of the China People's





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Insurance Company, and discussed and decided by the Board of Directors.

ARTICLE 16: AMENDMENT, CHANGES AND TERMINATION OF THE CONTRACT

Provision 39: Any change of this contract and its appendix must be done by having both parties sign a written agreement which shall be submitted to the original approving department for approval.

Provision 40: In the event of failure to execute the contract due to force majeure or due to continued loss suffered by the joint venture resulting in inability to continue operation, at the unanimous approval of the Board of Directors, it shall be reported to the original approval agency to apply for termination of the contract and dissolution of the joint venture.

Provision 41: In the event of failure to execute the contract, the duties specified in the Bylaws, or seriously defaulting the terms of the contract or the Bylaws by either party that results in the inability of the joint venture to continue operation or to accomplish the operation goal, said party shall be considered as terminating the contract. The other party, in addition to the right to ask for compensation, shall also have the right to terminate the contract by reporting to the original approving agency. In the event both parties agree to continue operation, the default party shall compensate the economic loss to the joint venture.

ARTICLE 17: DEFAULT

Provision 42: When either party fails to comply with Article 5 of this contract to make the required contribution on time, said party shall pay a penalty to the other party, beginning from the first month when the amount is overdue, at 1% of the said contribution for each month. In the event said party fails to make contribution more than three months, the other party, in addition to the right of receiving the 3% required penalty, shall also have the right, based on Provision 41 of this contract, to terminate this contract, and to ask for compensation from the defaulting party.

Provision 43: In the event of any mistakes caused by any party resulting in failure to execute this contract and its appendix, said party shall assume the responsibility of default. In the event the mistake is caused by both parties, both party shall assume their shares of responsibilities based on the actual situations.

ARTICLE 18: FORCE MAJEURE

Provision 44: Due to earthquake, typhoon, flood, fire, war or any other unpredictable event, the cause and consequence of which cannot be prevented or avoided, which results in directly affecting the execution





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of the contract or the provisions, the party experiencing said force majeure shall notify the other party by telegram immediately, and shall provide, with 15 days the occurrence of force majeure, valid documentation to prove that the contract, or portion of the contract cannot be executed, or the execution of the contract shall be postponed. This documentation shall be issued by the government agency in the area where force majeure occurs. Depending on the degree of effect, both parties shall negotiate whether to terminate the contract, or to waive the obligation of executing certain provisions, or to postpone executing the contract.

ARTICLE 19: GOVERNING LAWS

Provision 45: The making, validation, interpretation, execution, and settlement of disputes of this contract shall be governed by the laws of People's Republic of China.

ARTICLE 20: SETTLEMENT OF DISPUTES

Provision 46: Any dispute of the contract or over the contract while executing the contract shall be negotiated in a friendly manner. In the event negotiation fails to settle the dispute, it shall be brought to arbitration by the Arbitration Commission of the Ministry of Foreign Economic Relations and Trade, based on the arbitration procedures of said commission. The decision of the arbitration shall be final and shall have binding effect upon both all parties.

Provision 47: During the process of arbitration, except for the disputed provision(s), other provisions shall be executed as usual.

ARTICLE 21: EFFECTIVENESS AND OTHERS

Provision 48: Appendix made according to provisions of this contract include:
Equipment Purchase Agreement, Technology Service and Patent Technology Utilization Agreement, Raw Material Supply and Product Marketing Agreement, and Technology Agreement. They all constitute part of this contract.

Provision 49: This contract and its appendix shall be approved by the People's Republic of China Ministry of Foreign Economic Relations and Trade (or its authorized agency) and shall become effective the date it is approved.

Provision 50: When notices sent to the other party by telegram or fax involving rights and duties, these notices must be followed by a written format and sent by mail. The legal address of each party listed in this contract shall be the mailing address of the respective party.





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Provision 51: This contract is signed in Shanghai, China, on February 18, 2000, by authorized representative of Parties A and B.

Representative of Shandong Huang Tai Industrial Group, China
(Signature)

Representative of American Pacific Aviation Technology Company, the United
States
(Signature) (2/18/00)